                                                                    EXHIBIT 99.1

                      SMITH & WESSON CORP. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED APRIL 28, 2001 AND APRIL 29, 2000







                                    CONTENTS

                                                                         Page
INDEPENDENT AUDITORS' REPORT                                             F-1

FINANCIAL STATEMENTS:
  Consolidated Balance Sheet                                             F-2
  Consolidated Statements of Operations                                  F-3
  Consolidated Statement of Stockholder's Equity                         F-4
  Consolidated Statements of Cash Flows                                  F-5
  Notes to Consolidated Financial Statements                         F-6 - F-21

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Smith & Wesson Corp. and Subsidiaries


We have audited the accompanying consolidated balance sheet of Smith & Wesson Corp. and Subsidiaries as of April 28, 2001, and the related consolidated statements of operations, stockholder's equity, and cash flows for the years ended April 28, 2001 and April 29, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Smith & Wesson Corp. and Subsidiaries as of April 28, 2001, and the results of their operations and their cash flows for the years ended April 28, 2001 and April 29, 2000, in conformity with accounting principles generally accepted in the United States of America.




/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
July 12, 2001

                      SMITH & WESSON CORP. AND SUBSIDIARIES

                   CONSOLIDATED BALANCE SHEET - APRIL 28, 2001


                                     ASSETS

Current assets:
     Cash and cash equivalents                                                         $     972,745
     Accounts receivable, net of allowance for doubtful accounts of $281,450               7,912,080
     Inventories                                                                           8,696,698
     Collaterized cash deposits                                                            5,150,000
     Other current assets                                                                  1,519,193
     Due from Tomkins Corporation                                                         58,904,233
     Receivable from Walther USA, LLC, net of investment deficit                             626,343
                                                                                      ---------------

              Total current assets                                                        83,781,292
                                                                                      ---------------

PROPERTY, PLANT AND EQUIPMENT, AT COST:
     Land and improvements                                                                 2,166,413
     Buildings and improvements                                                           21,509,181
     Machinery, equipment and furniture                                                  102,543,728
                                                                                      ---------------
                                                                                         126,219,322
     Less accumulated depreciation and amortization                                     (104,261,770)
                                                                                      ---------------
                                                                                          21,957,552
                                                                                      ---------------

GOODWILL, net of amortization                                                             15,685,000
                                                                                      ---------------

                                                                                       $ 121,423,844
                                                                                      ===============

                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
     Accounts payable and accrued expenses                                              $ 19,540,757
     Deferred income                                                                       1,616,378
                                                                                      ---------------

              Total current liabilities                                                   21,157,135
                                                                                      ---------------

DEFERRED INCOME TAXES                                                                      3,016,990
                                                                                      ---------------

NOTE PAYABLE, TOMKINS                                                                     73,830,000
                                                                                      ---------------

OTHER NON-CURRENT LIABILITIES                                                             10,567,486
                                                                                      ---------------

COMMITMENT AND CONTINGENCIES (NOTE 12)                                                             -

STOCKHOLDER'S EQUITY:
     Common stock, $0.01 par value, 1,000 shares authorized
        800 shares issued and outstanding                                                          8
     Additional paid in capital                                                           70,923,721
     Accumulated deficit                                                                 (58,070,144)
     Other comprehensive loss                                                                 (1,352)
                                                                                      ---------------
              Total stockholder's equity                                                  12,852,233
                                                                                      ---------------

                                                                                       $ 121,423,844
                                                                                      ===============

The accompanying notes are an integral part of these consolidated financial statements.

                      SMITH & WESSON CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                      Year ended          Year ended
                                                                                    April 28, 2001      April 29, 2000
                                                                                    --------------      --------------
NET SALES                                                                           $  70,662,738       $ 111,966,272

COST OF GOODS SOLD                                                                     63,133,706          81,191,297
                                                                                    --------------      --------------

GROSS PROFIT                                                                            7,529,032          30,774,975
                                                                                    --------------      --------------

OPERATING EXPENSES:
     Research and development expenses                                                  1,645,981           1,599,544
     Selling, general and administrative expenses                                      16,677,098          19,543,573
     Loss on impairment of goodwill                                                    29,000,000                   -
     Other, primarily provision for losses                                              8,644,802           6,202,979
                                                                                    --------------      --------------

       Total operating expenses                                                        55,967,881          27,346,096
                                                                                    --------------      --------------

NET INCOME/(LOSS) FROM OPERATIONS                                                     (48,438,849)          3,428,879
                                                                                    --------------      --------------

OTHER INCOME/(EXPENSE):
     Interest income - related party                                                    4,392,375           3,945,735
     Interest expense - related party                                                  (6,718,532)         (6,718,532)
                                                                                    --------------      --------------
                                                                                       (2,326,157)         (2,772,797)
                                                                                    --------------      --------------

INCOME/(LOSS) BEFORE PROVISION FOR INCOME TAXES                                       (50,765,006)            656,082

PROVISION FOR INCOME TAXES                                                              6,853,820             882,352
                                                                                    --------------      --------------

NET LOSS                                                                            $ (57,618,826)      $    (226,270)
                                                                                    ==============      ==============

WEIGHTED AVERAGE NUMBER OF COMMON EQUIVALENT
     shares outstanding, basic and diluted                                                    800                 800
                                                                                    ==============      ==============

NET LOSS PER SHARE, BASIC AND DILUTED                                                   $ (72,024)      $        (283)
                                                                                    ==============      ==============

The accompanying notes are an integral part of these consolidated financial statements.

                      SMITH & WESSON CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

              FOR THE YEARS ENDED APRIL 28, 2001 and APRIL 29, 2000


                                                                          Additional                      Other          Total
                                                   Common Stock            paid-in       Accumulated   comprehensive  stockholder's
                                               Shares        Amount        capital         deficit         loss          equity
Balance at May 1, 1999                              800   $          8   $ 70,923,721   $   (225,048)  $      2,988   $ 70,701,669

Foreign currency translation adjustments              -              -              -              -         (8,554)        (8,554)

Net loss for the year ended April 29, 2000            -              -              -       (226,270)             -       (226,270)
                                            ------------  -------------  -------------  -------------  -------------  -------------

Balance at April 29, 2000                           800              8     70,923,721       (451,318)        (5,566)    70,466,845

Foreign currency translation                          -              -              -              -          4,214          4,214

Net loss for the year ended April 28, 2001            -              -              -    (57,618,826)             -    (57,618,826)
                                            ------------  -------------  -------------  -------------  -------------  -------------

Balance at April 28, 2001                           800   $          8   $ 70,923,721   $(58,070,144)  $     (1,352)  $ 12,852,233
                                            ============  =============  =============  =============  =============  =============

The accompanying notes are an integral part of these consolidated financial statements.

                      SMITH & WESSON CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                            Year ended           Year ended
                                                                                          April 28, 2001       April 29, 2000
                                                                                          --------------       --------------
CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
     Net loss                                                                             $ (57,618,826)       $    (226,270)

     ADJUSTMENTS TO RECONCILE NET LOSS TO CASH PROVIDED BY (USED FOR) OPERATING
       ACTIVITIES:
        Amortization and depreciation                                                         6,779,000            7,609,000
        Loss from impairment of goodwill                                                     29,000,000                    -
        Valuation allowance for deferred tax asset                                            8,139,447                    -

     CHANGES IN OPERATING ASSETS AND LIABILITIES:
        Accounts receivables                                                                    767,844            1,698,331
        Inventories                                                                          (1,105,004)            (729,032)
        Other current assets                                                                   (374,781)             520,335
        Due from Tomkins Corporation                                                         21,288,198          (11,930,400)
        Deferred income taxes                                                                  (622,150)          (1,469,108)
        Receivable from Walther USA, LLC, net                                                  (350,309)            (276,034)
        Accounts payable and accrued expenses                                                   865,695            5,226,087
        Income taxes payable                                                                 (2,077,958)           1,988,664
        Deferred income                                                                       1,378,115              (46,106)

                                                                                          --------------       --------------

           Net cash provided by operating activities                                          6,069,271            2,365,467
                                                                                          --------------       --------------

CASH FLOWS PROVIDED BY (USED FOR) INVESTING ACTIVITIES:
     Collaterized cash deposits                                                              (5,150,000)                   -
     Acquisition of property, plant and equipment                                            (1,035,167)          (2,403,910)
     Proceeds from disposal of property, plant and equipment                                      9,000               19,000
                                                                                          --------------       --------------

           Net cash used for investing activities                                            (6,176,167)          (2,384,910)
                                                                                          --------------       --------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                           4,214               (8,554)
                                                                                          --------------       --------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                                      (102,682)             (27,997)
CASH AND CASH EQUIVALENTS, beginning of year                                                  1,075,427            1,103,424
                                                                                          --------------       --------------

CASH AND CASH EQUIVALENTS, end of year                                                    $     972,745        $   1,075,427
                                                                                          ==============       ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for -
     Interest, including related party                                                    $   6,642,000        $   6,893,000
                                                                                          ==============       ==============
     Income taxes                                                                         $   1,878,000        $     363,000
                                                                                          ==============       ==============

The accompanying notes are an integral part of these consolidated financial statements.

                      SMITH & WESSON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(1)   GENERAL:

      THE COMPANY:

            Smith & Wesson Corp. was incorporated under the laws of the State of Delaware on January 13, 1987. Smith & Wesson Corp. has been in business since 1852, during which period, ownership has changed a few times. Prior to incorporation on January 13, 1987, Smith & Wesson Corp. operated as a division of Lear Siegler. On June 9, 1987, Tomkins Corporation ("Tomkins"), a company organized under the laws of the State of Delaware, acquired all the outstanding stock of the Company.

            On May 11, 2001, Saf-T-Hammer Corporation (the "Parent") purchased all of the outstanding stock of the Smith & Wesson Corp. for $15,000,000. (See Note 13 "Subsequent Events").

      PRINCIPLES OF CONSOLIDATION:

            The accompanying consolidated financial statements include the accounts of Smith & Wesson Corp. and its wholly owned subsidiaries (collectively the "Company") - Smith & Wesson Firearms Training Centre GMBH (Germany), Smith & Wesson Distributing, Inc. (United States) and Smith & Wesson, Inc. (United States). All significant intercompany accounts and transactions have been eliminated in consolidation.

      BUSINESS ACTIVITY:

            The Company manufactures firearms and related products and accessories for sale to registered distributors, sportsmen, collectors, public safety officials and military agencies in the United States, and also sells to distributors throughout the world.

            The Company has two manufacturing facilities (in Springfield, MA and Houlton, ME), both of which are used primarily to manufacture firearms. However, the Company also uses its machine-tooling capabilities at the Springfield facility to manufacture and assemble bicycles, handcuffs, golf club heads, and component parts for various industries.


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      FISCAL YEAR END:

            The Company's fiscal year ends on the Saturday closest to April 30. The accompanying consolidated financial statements are for the years ended April 28, 2001 (2001) and April 29, 2000 (2000).

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

      CASH:

            Equivalents

            For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

            Concentration

            The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

      USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Operating results in the future could vary from the amounts derived from management's estimates and assumptions. In addition, future facts and circumstances could alter management's estimates with respect to the adequacy of insurance reserves.

      FAIR VALUE OF FINANCIAL INSTRUMENTS:

            Unless otherwise indicated, the fair values of all reported assets and liabilities, which represent financial instruments, none of which are held for trading purposes, approximate the carrying values of such amounts.

      REVENUE RECOGNITION:

            Revenues from the sale of products are recognized when title to the products are transferred to the customer (product shipment). The Company recognizes tooling, forging and engineering support revenues after acceptance by the customer and only when no further contingencies or material performance obligations are warranted, and thereby have earned the right to receive and retain payments for services performed and billed.

      DEFERRED REVENUES:

            Deferred revenues represent deposits and prepayments from customers for products and services, for which, the revenue is not yet recognizable as the title has not transferred for products shipped or services have not yet been fully performed. In addition, deferred revenues will be recognized into revenues within a 12-month period.

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

      OTHER COMPREHENSIVE INCOME:

            The Statement of Financial Accounting Standards Board No. 130 requires companies to report all components of comprehensive income in their financial statements, including all non-owner transactions and events which impact a company's equity, even if those items do not directly affect net income/(loss). The components of comprehensive income not included in the consolidated statements of operations include foreign currency translation adjustments.

      IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF:

            The provisions of Statement of Financial Accounting Standards Board No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

      INVENTORIES:

            Inventories, consisting primarily of finished firearms components, finished firearms and related products and accessories, are valued at the lower of cost or market using the last-in, first-out (LIFO) method. An allowance for potential non-saleable inventory due to excess stock or obsolescence is provided based upon a detailed examination of inventory components, past history and expected future usage.

      PROPERTY, PLANT AND EQUIPMENT:

            Property, plant and equipment consisting of land, building, improvements, machinery, equipment, computers, furniture and fixtures are recorded at cost, and are depreciated using the straight-line method over their estimated useful lives. A summary of the estimated useful lives is as follows:

                        Description                     Useful Life
                        -----------                     -----------
                  Building and improvements           10 to 40 years
                  Machinery and equipment              2 to 10 years
                  Furniture and fixtures               2 to 10 years
                  Computers and software               3 to  5 years

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

      GOODWILL:

            Goodwill arose from the acquisition of the Company by Tomkins in 1987. This acquisition was accounted for under the purchase method of accounting, whereby, the excess of the purchase price paid over the fair value of assets acquired and liabilities assumed was recorded as goodwill in the amount of approximately $68,525,000. This transaction was recorded by the Company pursuant to guidance provided by the Securities and Exchange Commission on SAB Topic 54 - "Push Down Basis of Accounting Required in Certain Limited Circumstances." Goodwill is being amortized on a straight-line basis over 40 years as determined by management. During the year ended April 28, 2001, management determined that the carrying amount of the net goodwill balance far exceeded the future net undiscounted cash flows expected to be generated, and accordingly, recognized an impairment loss of $29,000,000. Accumulated amortization as of April 28, 2001 amounted to $23,840,000.

      NET LOSS PER SHARE:

            Basic net loss per share has been calculated based upon the weighted average number of common shares outstanding during the period. Diluted net loss per share has been determined by dividing the net loss by the weighted average number of common shares outstanding plus the dilutive effects of stock options, warrants, and other convertible securities. Basic and diluted net loss per share are the same for the years ended April 28, 2001 and April 29, 2000, as there were no dilutive securities outstanding during those periods.

      INCOME TAXES:

            The Company uses an asset and liability approach for financial accounting and reporting of income taxes. Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax basis assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which differences are expected to be recovered or settled. A valuation allowance was recorded to reduce deferred tax assets to an amount that represents the Company's best estimate of the amount of such deferred tax assets that are likely to be realized. Further, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      WARRANTY:

            The Company generally provides a life-time warranty to the "original" purchaser. The Company maintains a warranty reserve for warranty expense based on historical experience and expected future trends. Warranty expense for the years ended April 28, 2001 and April 29, 2000 amounted to approximately $1,093,000 and $1,269,000, respectively. Warranty expense is accrued upon the recognition of revenues and determined based upon historical warranty activity.

      PRODUCT LIABILITY:

            The Company provides for product liability claims. The provision for product liability claims are charged to selling, general and administrative expenses.

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

      INSURANCE RESERVES:

            The Company is "self-insured" (defined as excessive loss re-insurance) through retentions or deductibles for the majority of its workers' compensation, automobile, general liability, product liability and group health insurance programs. Self-insurance amounts vary up to $2,000,000 per occurrence. Insurance with third parties, some of which is then reinsured through the Parent, is in place for claims in excess of these self-insured amounts. During the years ended April 28, 2001 and April 29, 2000, all of the Company's insurance was covered under the Tomkins insurance policies. The Company's liability for estimated premiums and incurred losses are actuarially determined and recorded in the accompanying consolidated financial statements on an undiscounted basis.

      RECENT ACCOUNTING DEVELOPMENTS:

            Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 was initially effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In July 1999, SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, was issued which delays the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company will adopt this new standard as of January 1, 2001. The Company does not expect the adoption will be material to the Company's financial position or results of operations since the Company does not believe it participates in such activities.

            In December 1999, the SEC staff issued Staff Accounting Bulletin
            (SAB) No. 101, Revenue Recognition in Financial Statements, which became effective December 2000. SAB No. 101 summarizes the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The application of this SAB did not have a material effect on the Company's revenue recognition policies.

            In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44 of Accounting Principles Board Opinion No. 25 Accounting for Certain Transactions Involving Stock Compensation, which, among other things, addressed accounting consequences of a modification that reduces the exercise price of a fixed stock option award (otherwise known as repricing). If the exercise price of a fixed stock option award is reduced, the award must be accounted for as variable stock option plan from the date of the modification to the date the award is exercised, is forfeited or expires unexercised. The exercise price of a stock option has been reduced if the fair value of the consideration required to be paid by the grantee upon exercise is less than, or potentially less than, the fair value of the consideration that was required to be paid pursuant to the option award's original terms. The requirements concerning modifications to fixed stock option awards that directly or indirectly reduce the exercise price of an option award apply to modifications made after December 15, 1998, and will be applied prospectively as of July 1, 2000. The adoption of this interpretation did not impact the Company's financial statements.

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

      RECENT ACCOUNTING DEVELOPMENTS, CONTINUED:

      In January 2001, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 00-27 effective for convertible debt instruments issued after November 16, 2000. This pronouncement requires the use of the intrinsic value method for recognition of the detachable and imbedded equity features included with indebtedness, and requires amortization of the amount associated with the convertibility feature over the life of the debt instrument rather than the period for which the instrument first becomes convertible. Inasmuch as all debt instruments that were entered into prior to November 16, 2000 and all of the debt discount relating to the beneficial conversion feature was previously recognized as expense in accordance with EITF 98-5, there is no impact on these financial statements. This EITF 00-27, could impact future financial statements, should the Company enter into such agreements.


(3)   MAJOR CUSTOMER:

      One customer accounted for approximately 11% and 17% of the Company's net sales for the years ended April 28, 2001 and April 29, 2000, respectively. This customer owed the Company approximately $1,065,000 as of April 28, 2001.


(4)   INTERNATIONAL SALES:

      The Company sells its products worldwide. A breakdown of international and export sales, which accounted for 21% and 15% of net sales for the years ended April 28, 2001 and April 29, 2000, are as follows:

            Net Sales by Region                          2001           2000
                                                         ----           ----
              Europe                                 $  5,732,000   $ 7,925,000
              Asia                                      3,412,000     5,199,000
              Latin America                             4,758,000     2,863,000
              All others                                1,205,000       452,000
                                                     ------------   -----------

                 Total                               $ 15,107,000   $ 16,439,000
                                                     ============   ============

(5)   ADVERTISING COSTS:

      Advertising costs, consisting primarily of magazine advertisements and printed materials, are expensed as incurred. For the years ended April 28, 2001 and April 29, 2000, advertising expenses amounted to approximately $3,264,000 and $3,698,000, respectively.

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(6)   INVENTORIES:

      A summary is as follows:

            Raw materials                             $  1,670,186
            Finished parts                               8,856,991
            Work in process                              1,185,470
            Finished goods                              11,728,375
                                                      ------------

                                                        23,441,022
            LIFO Reserve                               (14,744,324)
                                                      ------------

                                                      $  8,696,698
                                                      ============

      The LIFO reserve reflects difference between stating the inventory at historical FIFO cost and the current LIFO cost. The LIFO reserve increased by $3,347,000 during the year ended April 28, 2001 and decreased by $858,000 during the year ended April 29, 2000. Net loss, net of income tax effect, would have decreased by $1,840,000 during the year ended April 28, 2001 and increased by $472,000 during the year ended April 29, 2000, had the FIFO method been used.


(7)   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

      Included in accounts payable and accrued liabilities as of April 28, 2001 is approximately $970,000 of checkbook overdraft.


(8)   RELATED PARTY TRANSACTIONS:

      Loans Receivable - Tomkins

      Tomkins maintains a centralized cash management system and excess funds were swept daily from the Company's accounts and are reflected in the "Due from Tomkins Corporation" caption on the accompanying consolidated balance sheet.

      Loans receivable, Tomkins balance as of April 28, 2001 amounted to $58,904,233, is unsecured, due on demand and bears interest at LIBOR minus 1 percent per annum. Immediately prior to the Acquisition on May 11, 2001 (See Note 13 - Subsequent Events), Tomkins repaid the entire balance except for $7,699,500, of which $464,500 will be collected within a year and the remaining balance was held as a collateral for (a) open letters of credit on behalf of the Company by Tomkins in the amount of $2,235,000 and
      (b) a bond for $5,000,000 for the Company's workers' compensation fund on behalf of the Company by Tomkins. During May 2001, the Company collected $5,000,000 and expects to collect an additional $2,235,000 in July 2001, upon the expiration of the open letters of credit. The Company paid $20,000,000 of its indebtedness under the Tomkins Note on May 11, 2001 (See Note 13 - "Subsequent Events").

      Interest income earned from Tomkins during the years ended April 28, 2001 and April 29, 2000 amounted to approximately $4,392,000 and $3,933,000, respectively.

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(8)   RELATED PARTY TRANSACTIONS, CONTINUED:

      Note Payable, Tomkins

      On April 30, 1997, the Company declared a dividend of $73,830,000 to Tomkins and issued a note payable ("Tomkins Note") for $73,830,000. The Tomkins Note bears interest at 9% per annum and matures on April 30, 2004. (See Note 13 - "Subsequent Events").

      Interest expense and payments to Tomkins during both years ended April 28, 2001 and April 29, 2000 amounted to approximately $6,719,000.

      Management Fees - Tomkins

      During the years ended April 28, 2001 and April 29, 2000, the Company incurred and paid Tomkins approximately $176,000 and $332,000, respectively for certain management services rendered. Such amounts are reflected in selling, general and administrative expenses in the accompanying consolidated statements of operations. Expenses were charged to the Company on a specific identification basis. The Company believes the allocation method used was reasonable and approximates the amount that would have been incurred on an arms length basis had the Company been operated as an unaffiliated entity.

      Receivable from Walther USA, LLC, net of Investment Deficit

      On April 1, 2000, the Company acquired 50% interest in Walther USA, LLC, a joint venture with Carl Walther GMBH, a German Company. Each member contributed $50,000. Walther USA purchases and sells the "Walther" brand handguns worldwide. Neither the Company, nor its management have management control of the Walther USA. The Company provides limited procurement and employee support services. Accordingly, this joint venture has been accounted for under the equity method of accounting, whereby, the Company's share of its net income and losses are adjusted for in the Investment in Walther USA account. The members of Walther USA, LLC have chosen December 31 as its fiscal year end. A summary of the transactions with Walther USA, LLC is as follows:

                                                              Four months ended     Short year ended
                                                               April 28, 2001       December 31, 2000
            Due from Walther USA, LLC:
                Beginning balance                                $   601,677           $        --
                Plus expenses paid for Walther USA                   402,553               745,748
                Plus procurement and fees earned                     183,374               653,950
                Plus sales                                                --                    --
                Less payments/collections                           (300,557)             (798,031)
                                                                 -----------           -----------
                      Ending balance                                 887,047               601,677
                                                                 -----------           -----------

            Investment in Walther USA:
                Beginning balance                                $ (201,521)           $        --
                Capital contribution                                     --                 50,000
                50% equity in net losses of Walther USA             (59,183)              (251,521)
                                                                 -----------           -----------

                      Net investment deficit in Walther USA         (260,704)             (201,521)
                                                                 -----------           -----------


                      Net balance due, as presented on the
                        consolidated balance sheet               $   626,343           $   400,156
                                                                 ===========           ===========

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(8)   RELATED PARTY TRANSACTIONS, CONTINUED:

      Carl Walther GMBH:

      Carl Walther GMBH buys products from the Company. Neither the Company, nor its management have any control over the management of Carl Walther GMBH. A summary of transactions with Carl Walther GMBH is as follows:

                                                       Year ended      Year ended
                                                     April 28, 2001  April 29, 2000
                                                     --------------  --------------
            Due from Carl Walther GMBH (included
              in accounts receivable on the
              consolidated balance sheet):

            Beginning balance                         $         --    $        --
            Plus sales                                     589,955         30,494
            Less payments                                       --        (30,494)
                                                      ------------    -----------

            Ending balance                            $    589,955    $        --
                                                      ============    ===========

(9)   BENEFIT PLANS:

      Contributory Defined Investment Plan

      The Company offers a contributory defined investment plan covering substantially all employees who have completed at least 6 months of service, as defined. Employees may contribute from 1% to 15% of their annual pay, with the Company matching 50% of the first 6% of combined pre and post-tax compensation. The Company contributed approximately $603,000 and $648,000 for the years ended April 28, 2001 and April 29, 2000, respectively.

      Non-contributory Profit Sharing Plan

      The Company also has a non-contributory profit sharing plan. Employees are eligible on May 1 following their completion of a full fiscal year of continuous service. The Company contributes 15% of its net operating profit, as defined, to the plan each year. The Company contributed to the plan $0 and approximately $1,831,000 for the years ended April 28, 2001 and April 29, 2000, respectively. Contributions are funded after year-end.

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(9)   BENEFIT PLANS, CONTINUED:

      Retirement Incentive Program

      Prior to 1991, the Company offered a program that provided health care to retirees until age 65. The program was terminated in 1991, but employees who had a combined age and years of service equal to 70 as of December 31, 1996 were grandfathered in the program. The grandfather provision provides varying degrees of coverage based upon years of service as of December 31, 1990. There are currently 15 retirees covered by the program and 21 active employees who are grandfathered under the plan. The post retirement medical liability is based upon actuarial reports as provided by an independent consultant. The post retirement medical liability as of April 28, 2001 amounted to approximately $505,000, all of which is included in accrued liabilities on the accompanying consolidated balance sheet. Annual expense for the years ended April 28, 2001 and April 29, 2000 amounted to $50,600 and $50,000, respectively.

      The following table sets forth the Postretirement Medical and Life Plan's status and amounts recognized in the Company's Retirement Incentive Program. The financial position at April 28, 2001 is as follows:

            Actuarial present value of benefit obligations:

            Accumulated benefit obligation, including vested
              benefits of $94,494                                           $   172,231
                                                                            -----------

            Projected benefit obligation for service rendered to date           333,586
            Plan assets                                                              --
                                                                            -----------
            Unpaid pension cost                                                 333,586
                                                                            -----------

                                                                            $   505,817
                                                                            ===========

            Beginning balance, April 30, 2000                               $   597,227
            Net periodic postretirement benefit cost/(income)                   (50,600)
            Payments during the year ended April 28, 2001                       (40,810)
                                                                            -----------

            Balance at April 28, 2001                                       $   505,817
                                                                            ===========

      Net periodic postretirement benefit cost/(income) for the year ended April 28, 2001, included the following components:

            Service costs - benefits earned during the period       $     1,600
            Net amortization                                            (68,100)
            Interest costs on projected benefit obligation               15,900
                                                                    -----------

            Net periodic postretirement benefit cost/(income)       $   (50,600)
                                                                    ===========

      The weighted-average discount rate and rate of increase in future per capita cost of covered health care benefits for retirees used in determining the actuarial present value of the projected benefit obligation was 8.25% and 8.0%, respectively.

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(10)  SELF INSURANCE RESERVES:

      As of April 28, 2001 the Company had reserves for workers compensation and product liability totaling approximately $12,876,000, of which, $9,867,0000 has been classified as long-term. While management believes these reserves to be adequate, there exist a minimal possibility that the ultimate liabilities will exceed such estimates.

      Following is a summary of the activity in the workers' compensation and product liability reserves for the years ended April 28, 2001 and April 29, 2000:

                                                        Year ended        Year ended
                                                      April 28, 2001    April 29, 2000
                                                      --------------    --------------
            Beginning balance                          $  8,826,000      $  6,264,000
            Provision, net of reserve adjustments         5,363,000         5,651,000
            Payments                                     (1,313,000)       (3,089,000)
                                                       ------------      ------------

            Ending balance                             $ 12,876,000      $  8,826,000
                                                       ============      ============

(11)  INCOME TAXES:

      The Company is included in the consolidated Federal income tax return of Tomkins. Under a tax sharing agreement between the Company and Tomkins, the Company is obligated to pay Tomkins its allocable share of the Tomkins Corporation tax liability, determined as if the Company were filing a separate consolidated income tax return.

      A reconciliation of the provision for income taxes at statutory rates to the provision reported in the consolidated financial statements is as follows:

                                                                   Year ended        Year ended
                                                                 April 28, 2001    April 29, 2000
                                                                 --------------    --------------
            Federal income taxes (benefit) at statutory rates     $ (7,416,629)     $    602,357
            State income taxes (benefit), less federal
              income tax benefit                                    (1,749,663)          151,000
                                                                  ------------      ------------
            Total provision/(benefit)                               (9,166,292)          753,357
            Loss for which no tax benefit is available               9,166,292                --
            Valuation allowance on deferred tax assets               8,139,447                --
            Other adjustments                                       (1,285,627)          128,995
                                                                  ------------      ------------

                      Total provision                             $  6,853,820      $    882,352
                                                                  ============      ============

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(11)  INCOME TAXES, CONTINUED:

      The income tax provision (benefit) is comprised of the following:

                                                       Year ended        Year ended
                                                     April 28, 2001    April 29, 2000
                                                     --------------    --------------
            Current:
                Federal                               $         --      $  1,708,809
                State                                           --           424,548
                                                      ------------      ------------

            Total current                                       --         2,133,357
            Deferred                                            --        (1,380,000)
                                                      ------------      ------------

            Total provision/(benefit)                           --           753,357
            Less valuation allowance                     8,139,447                --
            Other adjustments                           (1,285,627)          128,995
                                                      ------------      ------------

                      Total provision                 $  6,853,820      $    882,352
                                                      ============      ============

      Future tax benefits (deferred tax liabilities) relate to temporary differences on the following:

                                                       Year ended        Year ended
                                                     April 28, 2001    April 29, 2000
                                                     --------------    --------------
            Current assets (liabilities):
                Inventories                           $         --      $  1,754,329
                Compensation and related accruals               --           678,202
                Other accruals                                  --         5,102,970
                                                      ------------      ------------

                                                                --         7,535,501

            Non-current assets (liabilities) -
                depreciation                            (3,016,990)       (2,689,236)
                                                      ------------      ------------

            Net deferred tax asset/(liabilities)      $ (3,016,990)     $  4,846,265
                                                      ============      ============

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(12)  COMMITMENTS AND CONTINGENCIES:

      Litigation

      The Company, together with other firearms manufacturers and certain related organizations, is a co-defendant in various legal proceedings involving product liability claims and is aware of other product liability claims including allegations of defective product design, manufacturing, negligent marketing and/or distribution of firearms leading to personal injury(s) including wrongful death. The lawsuits and claims are based principally on the theory of "strict liability" but also may be based on negligence, breach of warranty and other legal theories. In many of the lawsuits, punitive damages, as well as compensatory damages, are demanded. Aggregate claimed amounts presently exceed product liability accruals and, if applicable, insurance coverage. Management believes that, in every case, the allegations of defective product design are unfounded, and that the accident and any results therefrom were due to negligence or misuse of the firearm by the claimant or a third party and that there should be no recovery against the Company.

      In addition, the Company is also co-defendant in various legal proceedings brought by certain cities, municipalities and counties, against numerous firearms manufacturers, distributors and dealers seeking to recover damages allegedly arising out of the misuse of firearms by third parties in shootings. The complaints by municipalities seek damages, among other things, for the costs of medical care, police and emergency services, public health services, and the maintenance of courts, prisons, and other services. In certain instances, the plaintiffs seek to recover for decreases in property values and loss of business within the city due to increased criminal violence. In addition, nuisance abatement and/or injunctive relief is sought to change the design, manufacture, marketing and distribution practices of the various defendants. These suits allege, among other claims, strict liability or negligence in the design of products, public nuisance, negligent entrustment, negligent distribution, deceptive or fraudulent advertising, violation of consumer protection statutes and conspiracy or concert of action theories.

      The Company's management monitors the status of known claims and the product liability accrual, which includes amounts for asserted and unasserted claims. While it is difficult to forecast the outcome of these claims, in the opinion of management, after consultation with special and corporate counsel, it is not probable and is unlikely that the outcome of these claims will have a material adverse effect on the results of operations or financial condition of the Company, as management believes that it has provided adequate reserves.

      Environmental Remediation

      The Company is subject to numerous federal, state and local laws which regulate the discharge of materials into, or otherwise relate to the protection of, the environment. These laws have required, and are expected to continue to require, the Company to make significant expenditures of both a capital and expense nature. Several of the more significant federal laws applicable to the Company's operations include the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act ("RCRA").

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(12)  COMMITMENTS AND CONTINGENCIES, CONTINUED:

      Environmental Remediation, Continued

      The Company has in place programs and personnel that monitor compliance with various federal, state and local environmental regulations. In the normal course of its manufacturing operations, the Company is subject to occasional governmental proceedings and orders pertaining to waste disposal, air emissions and water discharges into the environment. The Company will fund its environmental costs through cash flows from operating revenue and expects to do so in the future. Smith & Wesson believes that it is in compliance with applicable environmental regulations in all material respects.

      The Company is required to remediate hazardous waste at Company owned facilities. Currently, a site in Springfield, Massachusetts is subject to four remediation projects as part of the Massachusetts Contingency Plan
      (MCP). The MCP provides a structured environment for the voluntary remediation of regulated releases. The Company may be required to remove hazardous waste or remediate the alleged effects of hazardous substances on the environment associated with past disposal practices at sites not owned by the Company. The Company has received notice that it is a potentially responsible party from the Environmental Protection Agency
      (EPA) and/or individual states under CERCLA or a state equivalent at one site.

      The Company has reserves of $1.735 million, at net present value, for remediation of the sites referred to above and other environmental costs in accordance with its policy to record liabilities for environmental expenditures when it is probable that obligations have been incurred and costs can be reasonably estimated. The Corporation's estimates of these costs are based upon currently available facts, existing technology, and presently enacted laws and regulations. Where the available information is sufficient to estimate the amount of liability, that estimate has been used; where the information is only sufficient to establish a range of probable liability and no point within the range is more likely than any other, the lower end of the range has been used.

      Based on information known to the Company, management does not expect current environmental regulations or environmental proceedings and claims to have a material adverse effect on the results of operations or financial conditions of the Company. However, it is not possible to predict with certainty the impact on the Company of future environmental compliance requirements or of the cost of resolution of future environmental proceedings and claims, in part because the scope of the remedies that may be required is not certain, liability under federal environmental laws is joint and several in nature, and environmental laws and regulations are subject to modification and changes in interpretation. There can be no assurance that environmental regulation will not become more burdensome in the future and that any such development would not have a material adverse effect on the Company.

      Employment Contracts

      Employment Agreements - The Company has entered into arms length employment agreements with certain officers and managers to retain their expertise in the ordinary course of business.

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(12)  COMMITMENTS AND CONTINGENCIES, CONTINUED:

      Operating Rental Leases

      The Company leases space for three of its retail stores aggregating an annual commitment of approximately $252,000 over the next two years. Rent expense for the years ended April 28, 2001 and April 29, 2000 amounted to $324,000 and $376,000, respectively.


(13)  SUBSEQUENT EVENTS:

      The Acquisition

      Pursuant to a Stock Purchase Agreement (the "Acquisition Agreement") dated as of May 11, 2001 between Tomkins Corporation ("Tomkins") and Saf-T-Hammer Corporation ("Parent"), Parent acquired (the "Acquisition") all of the issued and outstanding shares of the Company. As a result of the Acquisition, the Company became a wholly owned subsidiary of Saf-T-Hammer. The Parent paid $15 million dollars (the "Purchase Price") in exchange for all of the issued and outstanding shares of Smith & Wesson as follows:

                  -     $5 million (See the "Loan") of which was paid at closing

                  - $10 million must be paid on or before May 11, 2002 pursuant to the terms of an unsecured promissory note issued by The Parent to Tomkins (the "Acquisition Note"). The Acquisition Note accrues interest at a rate of 9% per year.

      The Purchase Price was the result of arm's length negotiations between the Parent and Tomkins.

      Acquisition Note

      Pursuant to the Acquisition Agreement, the Parent issued a promissory note in the amount of $10 million as partial consideration for the acquisition of the Company. This note is due on May 11, 2002, is unsecured and bears interest at 9% per annum. In the event of default by the Parent, the interest rate would increase by an additional 2% per annum on the outstanding balance.

                      SMITH & WESSON CORP. AND SUBSIDIARIES

              FOR THE YEARS ENDED APRIL 28, 2001 AND APRIL 29,2000


(13)  SUBSEQUENT EVENTS, CONTINUED:

      Tomkins Note

      The Acquisition Agreement required the Parent to guaranty the Company's existing obligations to Tomkins under a promissory note issued on April 30, 1997 by the Company to Tomkins (the "Tomkins Note"). The original Tomkins Note was in the amount of $73,830,000, due April 30, 2004 and bore interest at the rate of 9% per annum. Prior to the Acquisition, Tomkins contributed to the capital of the Company $23,830,000 of the Tomkins Note, thereafter leaving a balance of $50,000,000. Immediately subsequent to the Acquisition, the Company paid $20,000,000 of the Tomkins Note. The outstanding principal balance on the Tomkins Note is $30 million. In satisfaction of this condition, the Parent executed a guaranty in favor of Tomkins dated May 11, 2001. The terms of the Tomkins Note was amended as follows:

                  (a) Commencing on May 11, 2001, the new due date was extended by ten years to May 11, 2011.
                  (b) Unpaid principal balance shall be paid in 84 equal monthly payments commencing on May 11, 2004.
                  (c) Until paid in full, dividends declared and paid to the Parent shall not exceed $600,000 for the twelve month period ended May 11, 2002, and not exceed $1,800,000 for annual periods thereafter.
                  (d) Until the payment of the $10 million Acquisition Note owed by the Parent to Tomkins, the Company shall not, either directly or indirectly, incur, assume, guaranty, or otherwise become liable to any indebtedness, except in the ordinary course of business.
                  (e) The Company shall not liquidate, wind-up or dissolve any business assets, including tangible and intangible assets.
                  (f) In the event of default by the Parent on the Acquisition Note, or default by the Company on the Tomkins Note, the Tomkins Note shall be accelerated and become due and payable in full immediately.

      The Loan

      The initial payment of $5 million was obtained as a loan from an individual, pursuant to a Promissory Note & Loan Agreement dated May 6, 2001 between the Parent and this individual (the "Note"). Interest accrues on the Note at a rate of 12% per annum and matures on May 15, 2002. Pursuant to the terms of the Note, the Parent prepaid the annual interest of $600,000 on the latter of five business days after the consummation of the Acquisition or May 15, 2001.

      The Note is secured by a pledge of all of the issued and outstanding stock of the Company, as evidenced by a Stock Pledge Agreement dated and effective as of May 11, 2001 between the Parent and the individual (the "Pledge Agreement").

      Promissory Note and Loan Agreement

      Effective May 15, 2001, the Company entered into an agreement to loan the Parent an aggregate of $1,600,000. This loan is secured by all assets of the Parent including intangible assets, bears interest payable monthly at prime plus 1% per annum and due by May 15, 2002.